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                           BriteSmile International
                                (in formation)


     Terms of Employment:

1.   Position - Chief Executive Office of BriteSmile International;
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2.   Employer - BriteSmile International, in formation;
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3.   Responsibilities of Employee - Employee shall be fully responsible for the
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     identification, development, implementation and expansion of the BriteSmile
     Tooth Whitening Business plan and Model in the Designated Area defined as all worldwide Territories, excluding Continental United States, Hawaii and Canada;

4.   Salary Year 1 - $16,666 per month;
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5.   Draw Year II and thereafter - $16,666 as an advance against the Incentive
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     Bonus;

6.   Incentive Base Bonus - The number of Paid Tooth Whitening Procedures
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     performed in the Designated Area during each Bonus Year times one dollar
     (US$1.00). Paid Tooth Whitening Procedures shall mean either the

     a) Per Procedure Fee Paid to BriteSmile or its affiliates (the "Base Per Procedure Fee");

     b) Proceeds received on the sale of the BriteSmile Materials net of sales commission (as an example, per the Draft Boots and Mejiro Agreements) (the "Equivalent Fee"); or

     c)   Any combination thereof;

7.   Adjusted Incentive Bonus - The Incentive Bonus shall be adjusted to reflect
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     the increase or decrease in the Base Per Procedure Fee or Equivalent Fee but such Base Per Procedure Fee or Equivalent Fee shall not be reduced below $0.50, irrespective of the percentage change in the Per Procedure Fee or Equivalent;

8.   Payment of Incentive Bonus - Employee shall be paid the Incentive Bonus 50%
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     in cash and 50% in stock, of which the first $200,000 shall each year be paid in cash. Fifty percent (50%) of the Incentive Bonus shall be paid in cash within 60 days of the end of each Bonus Year. Fifty percent (50%) of the Incentive Bonus will be payable in the number of shares of BriteSmile common stock equal to the amount of the cash portion divided by the closing price of the stock on the last trading day of the Bonus Year. For this purpose, Bonus Year shall mean Calendar Year.

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     Twenty percent (20%) of the Incentive Bonus Shares will vest at the end of the Bonus Year and the remaining Incentive Bonus Shares shall vest at a rate equal to Twenty Percent (20%) of the Incentive Bonus Shares at the end of each of the following Bonus Years;

9. Employee shall be entitled to options on 300,000 shares of BriteSmile common stock at today's closing price of which 100,000 shall vest immediately and the balance shall vest in equal installments over a five year period;

10.  Benefits - Employee shall be included in any non-cash, non-stock, benefit
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     plan, for example in particular medical benefits.



     Dated: April 19, 1999
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     Employee: Paul Dawson             BriteSmile International
                                       (In formation)

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